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                    ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made as of the 6th day of March, 1995, by and between MAGNETEK, INC., a Delaware corporation ("Seller"), and GN ACQUISITION PARTNERS, L.P., a Delaware limited partnership ("Buyer").

                           BACKGROUND

     Seller and Buyer entered into an Asset Purchase agreement dated as of December 1, 1994 (the "December 1, Agreement"). Seller has terminated the December 1, Agreement and Seller and Buyer desire that this Agreement shall represent the entire understanding and agreement between the parties with respect to the subject matter hereof and that this Agreement shall supersede all prior agreements or negotiations between Buyer and Seller.

     Seller owns a division which carries on a sign components business at Roosevelt Business Center, 2809-2811 Southampton Road, Philadelphia, Pennsylvania and 8180 Newington Road, Newington Industrial Park, Newington, Virginia (the "Business") under the name and style "General Neon" (the "Division"). Buyer desires to acquire, and Seller desires to sell to Buyer, the assets of Seller used in the operation of the Business.

     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereby agree as follows:

                      TERMS AND CONDITIONS

     1. ASSETS PURCHASED. At the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer all of Seller's and Division's property and assets, tangible, intangible and intellectual property used solely in the operation of the Business (collectively the "Purchased Assets"), including without limitation (except as set forth in Section 1.9 below) the following:

          1.1 All machinery, equipment, motor vehicles, component parts, tools, drawings, plans, specifications, office equipment, furniture and fixtures, supplies, computer hardware and software, prepaid expenses and other prepaid assets, and personal property of Division including, but not limited to, those items described on Schedule 1.1 attached hereto (the "Personal Property").

          1.2 All inventory, including, but not limited to, raw material, work-in-process, finished goods and parts inventory described on Schedule 1.2 attached hereto (the "Inventory").

          1.3 All contracts, customer orders, purchase orders, leases and agreements (including any permits, licenses, and insurance policies which relate to the operation of the Business or the Purchased Assets and which are agreed to be assumed by Buyer, as specifically listed on Schedule 1.3 attached hereto (the "Assigned Contracts")).

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          1.4  All business records which pertain directly or indirectly to customers, suppliers, advertising, promotional materials, sales, service, delivery, internal organization, or operations (the "Records").

          1.5 All patents, trademarks and copyrights, trade secrets, secret and confidential information, inventions and improvements, know-how, and any rights associated therewith, including, but not limited to, those items described in Schedule 1.5 attached hereto (the "Intellectual Property").

          1.6 The Business conducted by Seller through Division on the Closing Date as a going concern, including any and all goodwill connected therewith, telephone and FAX numbers, and Seller's right to use the name "General Neon" and all related names and derivations thereof (the
"Intangibles").

          1.7 All cash on hand or on deposit ("Cash"), any interest bearing obligations and all accounts ("Accounts") or notes receivable less than 90 days old ("Notes").

          1.8 The leasehold interest of Seller in and to certain Leases dated August 14, 1984 and March 12, 1986, respectively, between Anvil Construction Co. and Seller for the Philadelphia, Pennsylvania location, and, between Newington Joint Venture and Seller for the Newington, Virginia location, and all leasehold improvements, licenses and privileges pertaining thereto ("the Real Property").

          1.9 Notwithstanding any other provisions contained herein, those assets listed on Schedule 1.9 (the "Excluded Assets") are specifically excluded from the Purchased Assets.

          1.10(a)   For a period of one year following the Closing, or such
shorter period as Seller shall designate, Buyer shall collect for the account of the Seller, the Accounts more than 90 days past the date of the invoice outstanding as of the Closing Date (the "Aged Accounts"). At the Closing, Buyer and Seller shall produce a schedule of the Aged Accounts. Buyer's efforts to collect the Aged Accounts shall be undertaken in good faith and in a manner consistent with the normal and customary practices and procedures of Division prior to Closing. Buyer shall apply payments received from customers as follows:

                    (i)  Upon receipt of payment from a customer
     following the Closing in which the customer has identified, referenced or otherwise specified the statement(s) or invoice(s) for which the payment is being made, Buyer will apply the payments in the manner specified by the customer.

                    (ii) In the event that a customer which has an Aged Account outstanding is sold products on a C.O.D. basis following the Closing, Buyer shall require that such customer remit upon delivery of such products an amount equal to 10% of the invoice total which added amount shall be applied against the Aged Accounts of the


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     customer in the manner described elsewhere in this Section 1.10.
     The remainder of the payment received shall be retained by Buyer.

                    (iii)     In the event a customer who remits
     a payment to Buyer following the Closing does not identify, reference or otherwise specify the statement(s) or invoice(s) for which the payment is being made, 90% of such payment shall be applied to Accounts less than 90 days past the date of invoice as of the Closing Date and 10% of such payment shall be applied to the Aged Accounts (in each case to the oldest invoice first, unless such invoice is in dispute, in which case the payment shall be applied to the next oldest undisputed invoice).

               (b) Seller shall have the right to file liens and take any other actions Seller deems reasonable in regard to collections of Aged Accounts following the Closing, provided that Seller shall notify Buyer of its intention to take such actions prior to initiating them.

               (c) In connection with its obligations under this Section 1.10, Buyer shall not be permitted without Seller's consent, to make any concessions or give any credit or discount in respect of the Aged Accounts. Buyer shall not be obligated to commence any litigation or collection proceedings with respect to any Aged Account.

               (d) Buyer will provide a monthly accounting of the collection of all Aged Accounts collected following the Closing and forward seventy-five percent (75%) of the proceeds received in payment of the Aged Accounts to Seller on a monthly basis. Buyer shall be entitled to retain the remaining twenty-five percent (25%) of any and all such collections. Seller shall have the right at any time following the Closing to conduct an audit of the collection of the Aged Accounts. Buyer shall make available for Seller any and all correspondence from customers, and other work papers, books and records deemed necessary by Seller for the purpose of conducting such audit(s).

               (e) At any time following the Closing designated by Seller, Buyer agrees to forward to those parties having Aged Accounts a letter notifying them that amounts owed by such partes pursuant to the Aged Accounts are owned by Seller and should thereafter be remitted directly to Seller in accordance with Seller's directions. Such correspondence shall be subject to the prior review and approval by Seller.

          All Schedules shall be updated by Seller as of the Closing Date.

     2. ASSUMED LIABILITIES. Seller agrees that Buyer is assuming no liabilities of Seller or Division, whether accrued, absolute, contingent, known or unknown, or otherwise, EXCEPT for those liabilities specifically identified on Schedule 2 hereto (collectively the "Assumed Liabilities').

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     3.   PURCHASE PRICE FOR PURCHASED ASSETS; EARNEST MONEY. (a) The
consideration to be paid to Seller by Buyer for the Purchased Assets (the "Purchase Price") shall be One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00), plus the Assumed Liabilities and Seller's portion of the Aged Accounts.

          (b) Pursuant to the terms of an Escrow Agreement dated the date hereof among Buyer, Seller and Bass, Berry & Sims, as escrow agent (the "Escrow Agent"), Buyer has deposited with the Escrow Agent One Hundred Seventy-Five Thousand and No/100ths Dollars ($175,000.00) to be held in accordance with the terms of the Escrow Agreement pending the closing or termination of the transactions contemplated by this Agreement.

          (c) The Purchase Price shall be allocated by Buyer and Seller as set forth on Schedule 3(c).

     4. COVENANT NOT TO COMPETE. At the Closing, Seller shall execute a Covenant Not to Compete (the "Covenant Not to Compete") with Buyer, in substantially the form set forth as Exhibit 4 attached hereto.

     5.   DELIVERY FREE OF ENCUMBRANCES; ASSIGNMENT OF LEASES OF REAL
PROPERTY.

          5.1 PURCHASED ASSETS. Seller shall deliver good and marketable title to the Purchased Assets (other than those Purchased Assets referred to in Section 1.8) free and clear of all mortgages, liens, claims, pledges, security interests and other encumbrances whatsoever. On or prior to the Closing Date, Seller shall have discharged or terminated any financing statements, mortgages, claims or liens which may be outstanding against the Purchased Assets.

          5.2 ASSIGNMENT OF LEASES OF REAL PROPERTY. Seller agrees to assign to Buyer the leases comprising the Real Property.

     6.   ACTIONS PRIOR TO CLOSING.  Prior to the Closing:

          6.1 CONDUCT OF BUSINESS. Seller shall carry on and conduct the Division's business only in the usual, regular and ordinary manner, without any, material change in the policies, practices and methods pursued prior to the date hereof. Seller shall not undertake any of the following actions without the prior written consent of Buyer, other than in the ordinary course of business: (i) incur any, indebtedness with respect to the Division or the Business for borrowed money or enter into any contract agreement or other commitment involving expenditure of, or series of related expenditures in the aggregate, of more than $10,000.00; (ii) sell, assign, lease, transfer or otherwise dispose of, or mortgage or pledge, or impose or allow to be imposed any lien, charge or encumbrance on, or agree to sell, transfer or, otherwise dispose of any of the Purchased Assets (other than sales of inventory in the ordinary course of business); (iii) discharge or satisfy any lien or encumbrance or pay or satisfy any obligation or liability (absolute, accrued, contingent or otherwise) other than (a) in the ordinary course of business, or (b) Assumed Liabilities; (iv) cancel or agree to cancel any debt or claim or waive

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any right owing or accruing to the Division or the Business, except in the ordinary course of business; (v) make or agree to make any loan to any officer or to any affiliate of any, shareholder, officer or director from or chargeable against the Purchased Assets, or declare, set aside or pay to any shareholder any dividend or other distribution of any kind from the Purchased Assets in respect of its capital stock or other securities or agree to take any such action, or enter into any transaction on behalf of or binding upon Division (including, without limitation, any contract or other arrangement providing for employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to) with any shareholder, officer or director or any affiliate; (vi) increase the compensation payable, or to become payable, by Seller to any officer, employee, consultant or agent of Division, or any commissions to any distributor or sales persons; (vii) pay, or make any bonus, stock option, profit sharing, pension, retirement, deferred compensation or other similar payment or arrangement, except in the ordinary, course of the administration of Seller's existing pension plans; or (viii) cause Division to enter into any employment agreement sales agency or other contract or arrangement with respect to the performance of personal services, which would not be cancelable by Buyer, without penalty.

     7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment (or, waiver by Buyer) prior to or at the Closing of each of the following conditions:

          7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement and all other documents related hereto, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          7.2 PERFORMANCE. Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement, and all other documents related hereto, to be performed or complied with by it prior to or on the Closing Date.

          7.3 NO CASUALTY. Prior to the Closing Date, Seller shall not have incurred, or be threatened with, a material liability or casualty which would materially impair the value of the Purchased Assets.

          7.4 OPINION OF COUNSEL. Buyer shall have received the favorable opinion of counsel to Seller dated the Closing Date and in form and substance satisfactory to Buyer's counsel in the form attached hereto as Exhibit 7.5.

          7.5 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the Business or the Division which materially affects the ability of the Buyer to conduct the Business as presently conducted or which materially impairs the value of the Purchased Assets.

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     8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.  The obligation of
Seller to consummate the transactions contemplated hereby is subject to the fulfillment prior to or at the Closing Date of each of the following conditions (unless previously waived by Seller):

          8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement and all other documents related hereto, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

          8.2 PERFORMANCE. Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement and all other documents related hereto, to be performed or complied with by it prior to and at the Closing Date.

          8.3 OPINION OF COUNSEL. Seller shall have received the favorable opinion of counsel to Buyer dated as of the Closing Date and in form and substance satisfactory to Seller's counsel in the form attached hereto as
Exhibit 8.3.

     9. CLOSING. The closing of the transaction contemplated herein (the "Closing") shall take place at the offices of Bass, Berry and Sims, 2700 First American Center, Nashville, Tennessee at 10:00 a.m. on April 4, 1995, or such earlier date as the parties hereto mutually agree (the "Closing Date"). The Closing shall be deemed effective as of the close of business on April 1, 1995 (the "Effective Date"), and, all transactions and activities of the Division occurring after that date shall be for the benefit of Buyer and the Buyer shall be responsible therefor. At the Closing, Seller shall deliver possession of the Purchased Assets to Buyer, and shall execute and deliver to Buyer a bill of sale, assignment of lease and all other instruments of transfer and other documents necessary or appropriate to close the transaction. At the Closing, Buyer shall deliver the Purchase Price, an assumption agreement in form identical to Exhibit 9, and all other documents necessary to close the transaction.

     10. TIME OF CLOSING. The transaction shall be deemed to have occurred at 12:01 a.m. on the Effective Date. From and after such time, and contingent upon the occurrence of the Closing hereunder, the income, expenses, liabilities and risks of ownership attributed to the Purchased Assets and the Business shall be the responsibility and for the benefit of Buyer.

     11. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as of the date hereof and as of the Closing:

          11.1 ORGANIZATION AND STANDING. Seller is now and on the Closing Date shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller has all requisite power and authority to own its properties and conduct the Business.

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          11.2  AUTHORIZATION. All necessary corporate action to duly approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken by Seller and this Agreement and any document schedule, exhibit or certificate prepared in connection herewith, constitute a valid and binding agreement of Seller enforceable in accordance with their respective terms, except as such enforcement may be subject to bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights in general, and to general principles of equity.

          11.3 INSOLVENCY. No insolvency proceeding of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, the Division or Purchased Assets is pending or, to the knowledge of Seller, threatened. Seller has not taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

          11.4 PERMITS AND LICENSES. Seller now has and on the Closing Date shall have all necessary permits, certificates, licenses, approvals, consents and other authorizations required for the Division to carry on and conduct the Business and to own, lease, use and operate the Division's properties at the places and in the manner in which the Business is conducted, except for any such permits, certificates, licenses, approvals, consents or other authorizations, the lack of which shall not have a material adverse affect on the Business. A complete list of such permits, certificates, licenses, approvals, consents and other authorizations is included in Schedule 11.4 attached hereto.

          11.5 FINANCIAL STATEMENTS. Seller has delivered to Buyer the financial statements of the Division listed in Schedule 11.5 attached hereto, and Seller shall deliver, prior to the Closing, copies of all financial statements of the Division prepared by it for each full month prior to the Closing (the "Financial Statements"). Except as disclosed on Schedule 11.6, the Financial Statements fairly and accurately present the financial position of Division as of the dates indicated, and the results of its operations as of the dates indicated and for the periods covered thereby.

          11.6 NO UNDISCLOSED LIABILITIES.  Except as otherwise disclosed on
Schedule 11.6 or as incurred in the ordinary course of business in normal amounts subsequent to June 30, 1994, to the knowledge of Seller, Division has not, and will not have any material liabilities (fixed or contingent including without limitation any tax liabilities due or to become due) which are not fully disclosed in the Financial Statements, other than those incurred in the ordinary course of business since the date of the financial statements.

          11.7 NO ADVERSE CHANGES. Except as otherwise disclosed in the Financial Statements or in Schedule 11.7, since June 30, 1994, to the knowledge of Seller, there has not been (i) any occurrence, condition or development that has materially and adversely affected, or is likely to materially and adversely affect Division or the Purchased Assets, its prospects, condition, affairs, operations or assets, and there has been no material change in the operations, assets, employee relations or financial condition of Division or the Business, (ii) any

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indebtedness incurred with respect to Seller relative to Division, or its assets, except in the ordinary course of business, (iii) any sale, transfer, lease, mortgage, pledge, grant of security interest in or other encumbrance on the Purchased Assets (other than sales of inventory made in the ordinary course of business), (iv) any purchase of or agreement to purchase any additional assets or properties for use by Division, other than in the ordinary course of business, or (v) any union organizing activity with respect to employees, or (vi) the occurrence of any event or the taking of any action which would not be permitted under Section 6.1 if such action or event were to have occurred during the period specified in Section 6.1.

          11.8 EMPLOYEES. Attached hereto as Schedule 11.8 is a complete and accurate list of the names and job titles of the employees of Division, together with a description of all employment agreements, bonus plans, deferred compensation plans, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits of employees of Division ("Employee Benefits"). Seller shall supply the Buyer with a list showing the compensation paid to each employee as of the date of this Agreement. Except as listed on Schedule 11.8, all employees of Division are employees at-will and shall have no entitlement to employment by virtue of any oral or written contract, employer policy, or otherwise, and neither Division nor its employees are parties to any collective bargaining agreement affecting the Business. Seller does not have any "pension plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) other than those identified in Schedule 11.8. As of the date hereof and for the past three years, to the knowledge of Seller, there is not nor has there been, any strike, lock out, sit down, slow down, formal grievance or other material labor dispute whatsoever pending or threatened against Seller which in any manner materially affects Division. To the knowledge of Seller, Seller is and has been in compliance with all rules regulating wages or hours of employees of Division. All accrued obligations of Seller relating to employees of Division, whether arising by operation of law, by contract or by past service, or payments to trusts or other funds or to any governmental agency, or to any individual employee (or his legal representatives) with respect to unemployment compensation benefits, profit sharing or retirement benefits, or social security benefits have been paid, or shall have been paid on or before the Closing Date, by Seller. All obligations of Seller to Division's employees, whether arising by operation of law, by contract, or by past practice, for vacation and holiday pay, bonuses, and other forms of compensation which are or may become payable to such employees have been or will be paid by Seller or will be fully accrued in the Financial Statements prior to the Closing Date.

          11.9 CONFLICT WITH EXISTING AGREEMENTS. The execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby: (i) does not violate, with or without the giving of notice or the lapse of time, or both, any provisions of law applicable to Seller, (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under Seller's Articles of Incorporation or Bylaws, or any indenture, mortgage, deed of trust, or other material instrument, contract or agreement (other than the leases in respect of the Real Property, which require the consent of the landlord to this assignment), or any order, judgment, arbitration award, or decree to which


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Seller is a party and by which it or any of Division's assets and properties are bound (including the Purchased Assets), and (iii) will not result in the creation of any lien, charge, or encumbrance upon any of the properties, assets, or business of Division, other than those violations, conflicts, breaches, defaults, terminations, liens, changes or encumbrances that would not have a material adverse effect on the Business or the Division.

          11.10 THE REAL PROPERTY. To the knowledge of Seller, the use of the Real Property by Division under the Leases and the conduct therein of the Business have not violated, and are not expected to violate, any law, rule or regulation of any governmental body or authority. The Real Property has water supply and sewage and waste disposal facilities, sufficient for the operation of the Business on the date hereof. To the knowledge of Seller, Seller and Division are in full compliance with the terms of the Leases.

          11.11 MATERIAL CONTRACTS. Within 20 days after signing this Agreement, but in not less than 10 days before the Closing, Seller shall provide to Buyer a list of all contracts relating to the Business with a value in excess of $10,000.00, alone or in the aggregate with other related contracts. All of the Assigned Contracts (listed on Schedule 1.3 attached hereto) are now and on the Closing Date shall be in full force and effect without amendment thereto (unless such amendments are clearly noted) and Seller is entitled to all benefits thereunder. All Assigned Contracts are valid and binding obligations of the parties thereto in accordance with their respective terms. No material default or alleged material default exists on the part of Seller or Division, nor, to the knowledge of Seller, on the part of any other party, under any Assigned Contract and, to the knowledge of Seller, there exists no state of facts, which after notice or lapse of time, would constitute a material default or breach in connection with any Assigned Contract. Seller has no information which might reasonably indicate that any customer or supplier of Division intends to cease purchasing from, selling to or dealing with Division, nor has any information been brought to the attention of Seller which might reasonably lead Seller to believe that any customer or supplier intends to alter in any material respect, the amount of such purchases, sales or the extent of dealings with Division or would alter in any material respect its purchases from, sales to, or dealings with Buyer in the event of the consummation of the transactions contemplated hereby.

          11.12 TAXES. All federal, state and local tax returns and tax reports required to be filed by Seller which relate in any way to Division or the Business have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, business and other taxes (including interest and penalties) due from Seller which relate in any way to Seller's operation of Division or the Business have been or will be fully paid by Seller.

          11.13 COMPLIANCE WITH LAWS, RULES, REGULATIONS. To the knowledge of Seller, Seller and, to the extent applicable, Division, are in compliance in all material respects with all applicable statutes, ordinances, rules, regulations, requirements, and orders of governments and governmental bodies (including, but not limited to, all applicable statutes, ordinances, regulations

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and codes relating to the environment, pollution, the treatment, storage or disposal of chemicals, hazardous or toxic substances or wastes, building and zoning, and related matters, and all labor related state and federal legislation, including OSHA and COBRA) which pertain to the Business or Division, except those as to which noncompliance would not have a materially adverse effect on the Business or Division, and Seller has not received any notice asserting any such noncompliance.

          11.14 LITIGATION. Except as set forth on Schedule 11.14, there are no claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the best of the knowledge of Seller threatened against or directly affecting Seller, Division or the Business, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign and Seller is not subject to any presently effective adverse order, writ, injunction or decree of any court, or any federal agency or instrumentality affecting the Business.

          11.15 PRODUCT LIABILITY. Except for losses, claims, damages and expenses adequately covered by Seller's insurance or as set forth on Schedule
11.15 to the best of Seller's knowledge there are not (i) any liabilities of Seller or Division, fixed or contingent, asserted and arising out of incidents occurring on or before the Closing Date with respect to any product liability or any similar claim that relates to any products sold by Division, or (ii) any liabilities of Seller, fixed or contingent, asserted and arising out of incidents occurring on or before the Closing Date with respect to any claim for the breach of any express or implied product warranty, or any similar claim that relates to any products sold by Division. To the best of Seller's knowledge, no defect or deficiency exists in any of the products sold by Division which could give rise to any such liabilities or claims.

          11.16 ENVIRONMENTAL CONDITIONS. Seller has no knowledge of any fact to the contrary that Division and the Real Property: (i) are in full compliance with all requirements of federal, state and local environmental, health or safety laws, regulations and administrative or judicial decrees, as amended (the "Environmental Laws"); (ii) are not the subject of any "Superfund" evaluation or investigation; and (iii) are not the subject of any federal or state investigation or administrative proceeding evaluating whether any remedial action is necessary to respond to a release of any Hazardous Substance (as defined below). To the knowledge of Seller, Seller
(a) has not used, generated, stored, transported, disposed of, produced or processed any Hazardous Substance at or on the Real Property except in compliance with all Environmental Laws; (b) has not caused or permitted nor has any knowledge of any release, disposal or discharge of any Hazardous Substance on the Real Property; or (c) is not obligated under law to obtain, any license, permit or permission relating to the generation, handling, storage, transportation or disposal of any Hazardous Substance with respect to the Purchased Assets or Real Property. As used herein, the term "Hazardous Substance" means any toxic or hazardous waste, pollutants or substances, including, but without limitation, asbestos, PCB'S, petroleum products and by-products, substances defined or listed as "hazardous substances" or "toxic substances" or similarly identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9061 ET SEQ., and

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any other hazardous or toxic substances or pollutants regulated under other applicable Environmental Laws.

          11.17 DISCLAIMER OF SELLER. Except as expressly provided herein, SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE PURCHASED ASSETS, THE BUSINESS OR THE DIVISION, INCLUDING THOSE RELATING TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PURCHASED ASSETS, THE BUSINESS AND THE DIVISION ARE SOLD TO THE BUYER "AS IS AND WHERE IS".

     12. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that:

          12.1 ORGANIZATION AND STANDING. Buyer is now and, on the Closing Date shall be, a limited partnership, duly organized and validly existing under the laws of Delaware, and Buyer has all the requisite power and authority to own its properties and conduct its business as now being conducted.

          12.2 AUTHORIZATION. All necessary action to duly approve the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will have been taken by Buyer, and this Agreement and any document, schedule, exhibit, or certificates prepared in connection herewith, constitute a valid and binding agreement of Buyer enforceable in accordance with their respective terms, except as such enforcement may be subject to bankruptcy, insolvency, or similar laws affecting the enforcement of creditor's rights in general, and to general principles of equity.

          12.3 INSOLVENCY. No insolvency, proceeding of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer is pending or, to the knowledge of Buyer threatened. Buyer has not taken any action in contemplation of, or which would constitute a basis for, the institution of such insolvency proceedings.

          12.4 CONFLICT WITH EXISTING AGREEMENTS. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby (i) does not violate, with or without the giving of notice or the lapse of time, or both, any provisions of law applicable to Buyer, (ii) will not conflict with, or result in the breach or termination of any provision of or constitute a default under buyers Certificate of Limited Partnership, Limited Partnership Agreement, or any indenture, mortgage, deed of trust, or other instrument, contract, agreement or any order, judgment, arbitration award or decree to which Buyer may be a party or by which any of its assets and properties may be bound and will not result in the creation of a lien, charge or encumbrance upon any of the properties, asserts, or business of Buyer, except indebtedness incurred and security interests granted by the Buyer in connection with the financing of the Purchase Price hereunder.

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


     13. EMPLOYEES. Buyer shall hire all employees of Division and shall provide medical benefits as set forth on Schedule 13 hereto. Seller shall be liable for any salary, wages, bonuses, commissions, accrued vacations or sick leave time, profit sharing or pension benefits, and any other compensation or benefits as well as any actions or causes of action including, but not limited to, unemployment compensation claims and workmen's compensation claims which may be asserted by any of Division's employees if such claim relates to or arises solely from his or her employment with Seller or Division prior to Closing.

     14. COVENANTS OF SELLER. Seller covenants and agrees with Buyer as follows:

          14.1 ASSIGNMENT OF RIGHT TO USE NAME. At the Closing, Seller shall deliver to Buyer all documents necessary or appropriate to allow Buyer to use the name "General Neon" and any other trade name used by Division in the operation of the Business, provided, however, that in no event shall Buyer be entitled to any rights in or to the name "MagneTek" or any derivation thereof.

     15. INDEMNIFICATION. Seller, its successors and assigns, shall defend, indemnify and hold harmless Buyer and its directors, officers, shareholders, agents, successors and assigns from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including reasonable legal fees) in connection with or resulting from:

          (a) All debts, liabilities and obligations of Seller, whether accrued, absolute, contingent, known or unknown, or otherwise, but excluding those arising under the Assumed
     Liabilities;

          (b) Any breach or default under this Agreement or any document, schedule, exhibit or certificate hereunder;

          (c) Any claims of creditors of Seller under Article VI of the Uniform Commercial Code as enacted in any state who has jurisdiction over the Purchased Assets, relating to bulk transfers or otherwise (collectively "Bulk Sales Statutes"), provided, that, Buyer waives compliance with such statutes; and

          (d)  Seller shall not have any liability under this
     Section 15 unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds an amount equal to $25,000 (and then only to the extent of such excess); and provided further, however, that Seller's aggregate liability under this Section 15 shall in no event exceed $1,750,000.00. Buyer's entitlement to indemnification pursuant to this Section 15 shall be conditioned upon claims in respect thereto being submitted by Buyer to Seller within one year after the Closing Date, except for claims relating to taxes and employee claims which are the responsibility of Seller pursuant to the terms hereof, in which case, the applicable term shall be the statute of limitations applicable to the underlying claim.

Buyer, its successors and assigns, shall defend, indemnify and hold harmless Seller and its directors, officers, shareholders, agents, successors and assigns from and against any and all Losses in connection with or resulting from:

               (i) the existence of, or the failure of Buyer to pay, perform and discharge when due, any of the Assumed
          Liabilities; and

               (ii) the ongoing operations of the Business, the Division and the Purchased Assets after the Closing
          Date;

     16. EXPENSES. All out-of-pocket expenses of Seller incurred in the negotiation, satisfaction and performance of this Agreement, including without limitation, any legal and accounting expenses shall be paid by Seller and shall not be charged to Division or the Business as an expense.

     17. DEFAULT. In the event any Condition Precedent to Seller's or Buyer's Obligation pursuant to Section 8 is not fulfilled because of the other party's default in respect to any warranty, representation or covenant, Seller or Buyer, as the case may be, may (i) elect to terminate this Agreement or to consummate the transaction contemplated hereby, and (ii) institute an action against the other party to compel the rectification and correction of, or to recover damages for, such default.

     18. RISK OF LOSS. The risk of loss or damage to the Purchased Assets from fire or other casualty or cause shall be upon Seller at all times up to the Closing.

     19. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  By mutual agreement of Seller and Buyer.

          (b) By Buyer, if there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing.

          (c) By Seller, if there has been a material violation or breach by the Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing.

          (d) By Seller if the transactions contemplated by this Agreement shall not have been consummated on or before April
     4, 1995.

     20.  MISCELLANEOUS PROVISIONS.

          20.1 REPRESENTATIONS AND WARRANTIES. All statements contained in this Agreement or any document, schedule, exhibit, or certificate delivered pursuant hereto shall be

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

deemed to be representations and warranties made pursuant to this Agreement. The representations and warranties made by the parties pursuant to this Agreement shall not survive the consummation of the transaction contemplated by this Agreement.

          20.2 FINDERS, CONSULTANTS AND BROKERS. The parties hereby represent and warrant to one another that no finder, broker or consultant has been involved in the negotiations leading up to the execution of this Agreement, and no finder's, broker's or consultant's fees or commissions are payable in connection with the transaction contemplated hereby. Each party agrees to defend, indemnify and hold harmless the other from and against any such fees or commissions, and any liabilities or expenses related thereto (including attorneys' fees) arising or alleged to arise from any agreements entered into by such party.

          20.3 NOTICES. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered to the party to be given such notice or other communication, (b) on the business day that such notice or other communication is sent by facsimile or similar electronic device, fully prepaid, which facsimile or similar electronic communication shall promptly be confirmed by written notice, (c) on the third business day following the date of deposit in the United States mail if such notice or other communication is sent by certified or registered air mail with return receipt requested and postage thereon fully prepaid, or (d) on the business day following the day such notice or other communication is sent by reputable overnight courier, to the following:

     If to Seller:    MagneTek, Inc.
                      26 Century Boulevard
                      Nashville, Tennessee 37229
                      Attention: Samuel A. Miley, Esq.
                      General Counsel

     If to Buyer:     GN Acquisition Partners, L.P.
                      c/o Donald B. Lifton
                      1400 N. Woodward, Suite 100
                      Bloomfield Hills, Michigan 48304

     with a copy to:  John A. Thurber, Esq.
                      Miller, Canfield, Paddock and Stone
                      1400 N. Woodward, Suite 100
                      Bloomfield Hills, Michigan 48304

or to such other person or address as the parties may designate in writing.

          20.4 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs and legal

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


representatives. Neither Buyer nor Seller shall assign or attempt to assign this Agreement without the prior written consent of the other party.

          20.5 CHOICE OF LAW AND CHOICE OF FORUM. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware. Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a state or federal court sitting in the State of Delaware, and the parties hereto consent and submit to the jurisdiction of such state or federal court.

          20.6 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument. Each executed copy shall be deemed an executed original for all purposes.

          20.7 ENTIRE AGREEMENT. This Agreement, and all documents, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior agreements or negotiations between such parties, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

          20.8 FURTHER ASSISTANCE. Seller shall cooperate with and assist Buyer with the transfer of the Purchased Assets hereunder; refer all complaints and notices; and take all other reasonable actions to assure a smooth transition of the Business to Buyer. From time to time, at Buyer's request, Seller shall also deliver such further instruments of conveyance and transfer as may reasonably be required; and Seller shall take such other action as Buyer may reasonably request to convey and transfer more effectively to Buyer any of the property to be sold hereunder.

          20.9 ARBITRATION. If Seller and Buyer are unable to agree on material matters respecting the implementation or interpretation of this Agreement, such material matters shall be determined by arbitration before a single arbitrator in accordance with the Uniform Arbitration Act, as amended, and under the auspices and rules of the American Arbitration Association.
The arbitrator shall be empowered to resolve all collateral matters relating to the arbitration, including whether this Section and the provisions for arbitration hereunder are properly invoked and applicable, to the end that all questions, disputes and controversies be resolved and determined by the arbitrator. The decision of the arbitrator shall be final and conclusive and judgment on such decision may be entered in any court having jurisdiction.

          20.10 CONFIDENTIALITY. Until the Closing, or in the event the transactions contemplated herein are not consummated, each party agrees that it shall hold in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transaction contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was lawfully in is possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of the legal obligation of such party, (iii) is later lawfully acquired by such party from other sources, or (iv) in the case of Buyer, relates to the Purchased Assets or the Business subsequent to the Closing.

          20.11 COUNTERPART SIGNATURES. This Agreement may be signed in counterparts which, when taken together, shall constitute a fully executed version hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duty authorized officers on the day and year first above written.

                              Seller:

                              MAGNETEK, INC., a Delaware corporation


                              By: /s/ David P. Reiland
                                  --------------------------------------
                                  Its: Executive Vice President and
                                        Chief Financial Officer


                              Buyer:

                              GN Acquisition Partners, L.P.
                              a Delaware limited partnership


                              By:
                                   GN Management Corporation
                                   a Delaware Corporation, its
                                   General Partner


                                   By: /s/ Rajender K. Arora
                                       ----------------------------
                                       Rajender K Arora,
                                       Its:  Secretary-Treasurer


392634.01

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